EXHIBIT A-2
Cleco Midstream Resources LLC
Consolidating Income Statement
For the Year Ended December 31, 2001
(Unaudited)

	Cleco Midstream Resources	Cleco Business Development	Cleco Marketing & Trading	Cleco Evangeline	Cleco Generation Services	Cleco Energy	Acadia Power Holdings	Perryville Energy Holdings	Total Eliminations	Cleco Midstream Consolidated

Operating Revenue
Retail Electric Operations	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Energy Marketing Operations	-	-	286,357	60,522	-	57,705	-	-	-	404,584
Intercompany Revenue	2,060	-	8,121	4	7,478	7,373	-	-	(11,005)	14,031
Other Operations - Income	-	-	-	-	1,139	321	-	-	-	1,460
Gross Operating Revenue	2,060	-	294,478	60,526	8,617	65,399	-	-	(11,005)	420,075
Less: Retail Customer Credits	-	-	-	-	-	-	-	-	-	-
Total Operating Revenue	2,060	-	294,478	60,526	8,617	65,399	-	-	(11,005)	420,075
Operating Expenses
Fuel Used for Electric Generation	-	-	-	-	-	-	-	-	-	-
Power Purchased for Utility Customers	-	-	-	-	-	-	-	-	-	-
Purchases for Energy Marketing Operations	-	-	280,072	45	-	49,559	-	-	-	329,676
Other Operations - Expense	5,567	-	1,564	7,135	805	5,878	600	70	1,373	22,992
Maintenance	(70)	-	-	3,490	78	89	-		(10)	3,577
Depreciation Expense	19	-	13	7,129	1	2,026	-	-	-	9,188
Intercompany Cost of Goods Sold	2,054	-	7,894	4	7,466	6,415	-	-	(12,368)	11,465
Taxes Other Than Income Taxes	125	-	165	36	84	845	-	-	-	1,255
Total Operating Expenses	7,695	-	289,708	17,839	8,434	64,812	600	70	(11,005)	378,153
Operating Income	(5,635)	-	4,770	42,687	183	587	(600)	(70)	-	41,922
Total Interest Income	68	-	56	1,196	108	53	-	-	-	1,481
Allowance for other funds used during construction	-	-	-	-	-	-	-	-	-	-
Other Income (Expense), net	-	-	-	28	1	74	-	735	-	838
Net Income Before Interest Charges	(5,567)	-	4,826	43,911	292	714	(600)	665	-	44,241
Interest Charges
Interest on debt and other, net of amount capitalized	(106)	-	138	19,265	5	1,027	56	19	-	20,404
Allowance for borrowed funds used during construction	-	-	-	-	-	-	-	-	-	-
Amortization of debt discount, premium and expense, net	432	-	-	218	-	-	-	-	-	650
Total Interest Charges	326	-	138	19,483	5	1,027	56	19	-	21,054
Net income from continuing operations before income taxes & preferred dividends	(5,893)	-	4,688	24,428	287	(313)	(656)	646	-	23,187
Federal and state income taxes	(2,283)	-	1,812	9,438	117	(404)	(253)	249	-	8,676
Net income from continuing operations	(3,610)	-	2,876	14,990	170	91	(403)	397	-	14,511
Discontinued operations
Loss on disposal of segment, net of income taxes	-	-	-	-	-	-	-	-	-	-
Extraordinary item, net of income taxes	-	-	-	-	-	-	-	-	-	-
Net income before preferred dividends	(3,610)	-	2,876	14,990	170	91	(403)	397	-	14,511
Preferred dividend requirements, net	-	-	-	-	-	-	-	-	-	-
Net income applicable to common stock	$ (3,610)	$ -	$ 2,876	$ 14,990	$ 170	$ 91	$ (403)	$ 397	$ -	$ 14,511
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